Exhibit 10.409

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

On December 11, 2019, the Board of Directors approved an increase in the annual equity grant portion of the non-employee director compensation program, subject to stockholder approval at the 2020 Annual Meeting of Stockholders. There were no changes to cash retainers.

Cash Retainers

Each non-employee director receives an annual cash retainer in the amount of $100,000. The Chairs of the Audit Committee and the Risk Committee each receive an annual cash retainer of $40,000, and each other member of the Audit Committee and Risk Committee receives an annual cash retainer of $15,000.  The Chair of the Compensation Committee receives a cash retainer of $30,000, and the Chair of the Nominating and Governance Committee receives an annual cash retainer of $25,000.  Each other member of the Compensation Committee and Nominating and Corporate Governance Committee receives an annual cash retainer of $10,000.  There are no fees paid for attendance at board or committee meetings. The Board of Directors retains the discretion to establish special committees in the future and to pay a special retainer to the Chair and the members of any such special committee.

Equity Grants

The Board of Directors approved a $25,000 increase in the annual equity grants for non-employee directors, subject to stockholder approval at the 2020 Annual Meeting of Stockholders. With the $25,000 increase in the annual equity grants for non-employee directors that is subject to stockholder approval at the 2020 Annual Meeting of Stockholders, each non-employee director will receive an annual equity grant under the 2013 Stock Incentive Plan with an aggregate value of $185,000.  If approved by stockholders, the equity grants will be 40% in stock options and 60% in restricted stock units.  Equity grants vest 25% on each of the first and second anniversaries of the date of grant and the remaining 50% on the third anniversary of the date of grant. In the event a new non-employee director is elected to the Board of Directors during the year, a pro-rata cash retainer amount with the same ratio between cash retainers and equity grants is granted to that individual.